UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 23, 2004

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-50797	04-3561634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

(617) 491-9700
(Registrant’s telephone number, including area code)

43 Moulton Street, Cambridge, MA 02138
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 23, 2004, Momenta Pharmaceuticals, Inc. (the “Company”) entered into a Sublease Agreement (the “Sublease”) with Vertex Pharmaceuticals Incorporated, as sublandlord, to sublease approximately 45,000 rentable square feet (the “Primary Premises”) on two floors of a building located at 675 West Kendall Street, Cambridge, Massachusetts.  The Company will be using the Primary Premises for both office and laboratory space.

The initial term of the Sublease is eighty (80) months (the “Initial Term”) beginning on September 15, 2004.  The Sublease may be terminated early if Vertex defaults under the terms of the principal lease and the landlord consequently terminates the principal lease, and in such case, Vertex is obligated to the Company for the Company’s reasonable expenses incurred as a result of the termination.  Pursuant to the terms of the Sublease, the Company has agreed to pay (i) an aggregate of approximately $12.5 million in base rent during the Initial Term, and (ii) additional monthly payments for the Company’s share of certain operating expenses and real estate taxes.  The Company has the option to extend the Sublease at the end of the Initial Term for an additional four years at a fair market annual base rental rate.  In addition, the Sublease provides that the Company (i) will occupy temporary facilities on the premises until improvements can be completed by the sublandlord to the Primary Premises, and (ii) shall have a right of first offer on additional space at the same location.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: September 28, 2004	By:	/s/ Richard P. Shea
Richard P. Shea
Chief Financial Officer (Principal Financial Officer)